EXHIBIT 99.1


CONTACT:    Robert S. Volland
            Aqua Alliance Inc.
            (781) 224-6116

                                                 FOR IMMEDIATE RELEASE
                                                 April 6, 1999

WAKEFIELD, Massachusetts, April 6, 1999--Aqua Alliance Inc. ("AAI") today announced that on April 2, 1999, three purported class action complaints were filed in the Delaware Court of Chancery against Vivendi ("Vivendi"), a wholly-owned United States subsidiary of Vivendi, AAI and each of the members of AAI's Board of Directors.


On April 1, 1999, AAI announced that Vivendi, its largest stockholder, had on such date submitted to members of a Special Committee of AAI's Board of Directors a proposal to take AAI private for $2.00 per share in cash for each outstanding share of Class A Common Stock. The complaints allege, among other things, that the consideration to be paid for the shares of Class A Common Stock is grossly inadequate and that the terms of the proposed transaction are unfair to AAI's public stockholders. The complaints seek preliminary and permanent injunctive relief, recission in the event that the transaction is consummated and compensatory damages. The Special Committee is in the process of reviewing the going private proposal from Vivendi. AAI believes that the claims are meritless and intends to defend them vigorously.

AAI provides a comprehensive range of services and technologies for the engineering, design and construction of water and wastewater facilities; the remediation of hazardous waste; and the operation, maintenance and management of water and wastewater treatment systems. These services are provided to a full range of government and industrial clients. AAI is an affiliate of Vivendi, the world's largest water company.